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                                                                    EXHIBIT 99.1

[HIGH SPEED ACCESS LETTERHEAD]




FOR IMMEDIATE RELEASE:

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INVESTOR RELATIONS CONTACT:                    MEDIA CONTACT:
Ron Dart, Dir. of Investor Relations           Katina Vlahadamis, Dir. of Media Relations
High Speed Access Corp.                        High Speed Access Corp.
(720) 922-2844                                 (720) 922-2823
rdart@hsacorp.net                              kvlahadamis@hsacorp.net
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        HIGH SPEED ACCESS CORP. ANNOUNCES ANNUAL MEETING OF STOCKHOLDERS

LITTLETON, COLO. - June 18, 2001 - High Speed Access Corp. (NASDAQ: HSAC), a leading provider of broadband services, today announced that its annual meeting of stockholders will be held at 2:00 P.M., Mountain Time, on August 3, 2001, at the Company's corporate headquarters, 10901 West Toller Drive, Littleton, Colorado. The record date for the annual meeting is the close of business on June 4, 2001. Stockholder proposals intended to be presented at the annual meeting must have been received in writing by the Company at its principal office no later than May 30, 2001. Any proposal submitted after that date will be considered untimely.

ABOUT HIGH SPEED ACCESS CORP.

High Speed Access Corp. (Nasdaq: HSAC), a Wired World company(TM), is a leading provider of broadband Internet access and related communications services to residential and commercial customers nationwide, primarily through cable modem technology. HSA's core service offering currently consists of cable modem-based Internet access, which HSA offers at several speeds and prices to residential end users through partnerships with cable multiple system operators.

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Cautionary Note Regarding Forward-Looking Statements about HSA:

         This press release contains statements about future events and expectations that are "forward-looking statements." Any statement in this press release that is not a statement of historical fact is a forward-looking statement that involves known and unknown risks, uncertainties and other factors which may cause the company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the company's uncertain ability to control expenses and increase revenues to achieve its business plan, particularly in light of the current economic environment and the company's limited capital; the company's unproven and evolving business model, which has recently



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undergone substantial changes, and which may continue to change; the company's history of losses and anticipation of future losses; the company's limited capital resources, which may be depleted faster than the company anticipates if it is not able to increase revenues and control expenses consistent with its business plan, and which may constrain the company's ability to operate at its current levels or to offer current products or services; the company's need for additional capital, which may not be available in the future to fund its business plan; the potential fluctuations in the company's operating results; the company's competition; the company's potential inability to attract and retain end users; disruptions to operations and accounting charges that could occur if the company decided to pursue an acquisition; the company's potential inability to establish or maintain relationships with cable operators, including Charter Communications; rapid technological change and evolving industry standards in the markets for the company's services; and those risks and uncertainties discussed in filings made by the company with the Securities and Exchange Commission. The forward-looking statements in this press release are as of the date hereof and the company assumes no obligation to update these forward-looking statements. .